UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2009

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in its Current Report on Form 8-K filed March 17, 2009, Energy Partners, Ltd. (the “Company”) had received a notice of redetermination from Bank of America, N.A., the Administrative Agent under the Company’s Credit Agreement dated as of April 23, 2007 (the “Credit Agreement”), that the Company’s borrowing base under the Credit Agreement had been lowered from $150 million to $45 million, resulting in a borrowing base deficiency in the amount of $38 million. Following the receipt of this notice, the Company considered various alternatives provided for under the Credit Agreement to repay the borrowing base deficiency and presented to the Administrative Agent the proposal of an installment repayment plan. The Administrative Agent declined to approve the Company’s proposed repayment plan, and as a result, on March 24, 2009, the Company received a notice from the Administrative Agent (the “Notice”) requiring the lump-sum payment by the Company of $38 million to the bank lenders under the Credit Agreement (the “Lenders”) by April 3, 2009.

Following receipt of the Notice, the Administrative Agent, other representatives of the Lenders and the Company commenced discussions regarding a possible forbearance agreement, pursuant to which the Lenders would waive, postpone or delay the requirement to repay some or all of the $38 million borrowing base deficiency, in order to afford the Company additional time to accomplish a recapitalization, including by continuing its discussions with an Ad Hoc Committee representing the holders of a majority of its $450 million principal amount of senior unsecured notes. The discussions among the Company, the Administrative Agent and other representatives of the Lenders regarding a possible forbearance agreement are currently ongoing, although there is no assurance that the Company will be able to negotiate successfully a forbearance agreement or obtain any other waiver of compliance from the Lenders. Any such forbearance agreement or waiver would require the approval of the Lenders holding more than 50% of the commitments under the Credit Agreement.

The Company does not currently have sufficient cash resources to repay the borrowing base deficiency by April 3, 2009. If the Company is unable to successfully negotiate a forbearance agreement, obtain a waiver of compliance or cure the borrowing base deficiency, an event of default under the Credit Agreement will occur. An event of default under the Credit Agreement permits the Administrative Agent or the Lenders holding more than 50% of the commitments under the Credit Agreement to accelerate repayment of all amounts due and to terminate the commitments thereunder. The Company currently has $83 million drawn under the Credit Agreement. Any event of default which results in such acceleration under the Credit Agreement would also result in an event of default under the Company’s $450 million principal amount of senior unsecured notes. The Company does not have sufficient cash resources to repay these amounts if the Lenders accelerate their obligations under the Credit Agreement. If the Company is unable to successfully negotiate a forbearance agreement or waiver with the Lenders, or if the Lenders accelerate their obligations under the Credit Agreement, the Company may be forced to voluntarily seek bankruptcy protection.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 24, 2009, NYSE Regulation, Inc. (“NYSE Regulation”) provided the Company with a written notice that trading of the Company’s common stock would be suspended prior to the New York Stock Exchange’s (the “NYSE”) opening on March 30, 2009. The notice stated that the Company is not in compliance with NYSE’s continued listing standard, which currently requires a company with common stock listed on the NYSE to maintain an average global market capitalization of not less than $15.0 million over a consecutive 30 trading-day period. NYSE Regulation has informed the Company that application to the Securities and Exchange Commission to delist the Company’s common stock is pending the completion of all applicable procedures, including any appeals by the Company of NYSE Regulation’s decision. The Company has 10 days from the date of the notice to inform NYSE Regulation whether it will appeal this decision. The Company has not determined if it will seek such an appeal.

A copy of the Company’s press release announcing the suspension, dated March 25, 2009, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Beginning today, the Company’s common stock is being quoted for public trading on the Pink Sheets (www.pinksheets.com) quotations system, an over-the-counter market, under the symbol ERPL.PK. This transition to the over-the-counter markets does not affect the Company’s business operations and will not change its obligation to file periodic and certain other reports with the Securities and Exchange Commission under applicable federal securities laws

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Enoch L. Dawkins has resigned as a member of the Company’s Board of Directors effective as of March 28, 2009.

Item 8.01.	Other Events.

On March 24, 2008 the Company received an order (the “Order”) from the Minerals Management Service (the “MMS”), which is part of the United States Department of the Interior. As previously disclosed in its Current Report on Form 8-K filed December 31, 2008, the Company had agreed with the MMS to provide additional supplemental bonds or other acceptable security to the MMS related to the Company’s plugging and abandonment liability in the aggregate amount of $36.1 million. Under the terms of that agreement, the Company was obligated to provide to the MMS no later than March 27, 2009, cash or other financial support in the amount of $16.7 million. During discussions between the Company and the MMS regarding this obligation, the Company advised MMS that it would not have the ability to meet its March 27 obligation, following which the MMS issued the Order.

Under the Order, the MMS has demanded that the Company provide to the MMS bonds or other acceptable security in the aggregate amount of $34.7 million to cover obligations associated with all of its properties in the Gulf of Mexico, with the first such installment of $1.2 million due no later than March 31, 2009, an additional installment of $1.2 million due no later than June 30, 2009 and the remaining $32.3 million due no later than July 31, 2009. The Order also requires the Company to present a plan to the MMS by May 1, 2009, detailing how the Company plans to comply with the Order, and to immediately shut-in production from all of its wells and facilities located in South Pass Blocks 27 and 28 in the federal portion of the Company’s East Bay field, while properly maintaining these facilities, wells and personnel. The production from these wells and properties that the Company is required to shut-in pursuant to the Order constituted less than 5% of the Company’s average daily production as of March 27, 2009. The shut-in will remain effective until the Company complies with all requests of the MMS set forth in the Order. The Company has completed its shut-in of production from these wells and facilities. The Company has also made the $1.2 million payment that was due to the MMS no later than March 31, 2009.

If the Company is not able to meet the June 30 or July 31 payment obligations to the MMS, or fails to present an acceptable plan to the MMS by May 1, then it may be forced to voluntarily seek bankruptcy protection.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release, dated March 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2009

ENERGY PARTNERS, LTD.

By:	/s/ John H. Peper
John H. Peper
Executive Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated March 25, 2009